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FOR IMMEDIATE RELEASE

Pearson plc and All American Communications, Inc. Announce Expiration of
                       Hart-Scott-Rodino Waiting Period

LONDON, ENGLAND and SANTA MONICA, CALIFORNIA (OCTOBER 24, 1997) - Pearson plc (London Stock Exchange: PSON) and All American Communications, Inc. (Nasdaq:
AACI/AACIB) today announced the expiration, on October 22, 1997, of the mandatory waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to its cash tender offer for all outstanding shares of Common Stock and Class B Common Stock of All American Communications, Inc. at $25.50 per share.

The offer is scheduled to expire at 12:00 midnight, New York City Time, on Tuesday, November 4, 1997, unless extended. The Board of Directors of All American has unanimously recommended that stockholders accept the offer and tender their shares pursuant to the offer. Before launching the offer on October 7, 1997, certain stockholders of All American agreed with Pearson to tender approximately 49% of the outstanding shares of All American.

The Dealer-Manager for the offer is Lazard Freres & Company, LLC, and questions may be addressed to them at (212) 632-6000. The Information Agent for the offer is D.F. King & Company, Inc. and questions may be addressed to them at
(800) 755-3105.